EXHIBIT 99.1


On June 1, 1999, the Registrant issued the following press release:


     "PYR REPORTS EAST LOST HILLS EXPLORATION WELL CONTROLLED

     DENVER -- PYR Energy Corporation (EBB: PYRX) today announced that the San Joaquin Basin deep exploration well that blew out on November 23, 1998, has been successfully controlled. The Operator of the well, Elk Point Resources Inc. (ELK.TO), issued the following news release:

     'East Lost Hills: Bellevue #1-17 Well Control Efforts Successful

     CALGARY, ALBERTA--The Bellevue #1-17 well at East Lost Hills was confirmed killed on Saturday, May 29, 1999. Heavy mud and cement were pumped through perforations into the #1-17 wellbore from a relief well which had been drilled to a depth of 16,668 feet. The Bellevue #1-17 well blew out on November 23, 1998 and had been flowing natural gas, liquid hydrocarbons and water into containment facilities since December 1998.

     The Bellevue #1-17 wellbore will be plugged back and abandoned. The relief well #1-17R will be used to sidetrack a replacement well into the targeted Temblor zone. It is estimated that drilling of the replacement well, which will be sidetracked from the relief wellbore at approximately 10,800 feet, will take approximately 75 days.'

     Other participants in the project include Berkley Petroleum Corp (BKP.TO), Hilton Petroleum Ltd (HTP.V), Kookaburra Resources Ltd (KOB.TO), Paramount Resources Ltd (POU.TO), Richland Petroleum Corp (RLP.TO) and Westminster Resources Ltd (WML.TO)

     PYR also reports that, as of May 14, 1999, the Company has completed its previously reported private placement. In addition to the $5,468,000 already received, the Company has received an additional $1,532,000 under the same terms and conditions. This final component results in a total of $7,000,000 raised through this private placement.

     The purpose of the placement is to fund additional exploitation and development costs related to its East Lost Hills project, to fund the previously reported acquisition of carried working interests in each of three additional deep San Joaquin Basin exploration prospects purchased from Armstrong Resources LLC of Denver, for additional exploration activities in the San Joaquin Basin and in the Rocky Mountains and for general and administrative expenses.

     Denver based PYR Energy is a natural gas and oil exploration company with activities focused in the San Joaquin Basin of California and in select areas of the Rocky Mountain region.

                                      # # #

This release contains forward-looking statements regarding PYR Energy Corporation's future plans and expected performance based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of exploration efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company's reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company's control."